Exhibit 5.1

July 28, 2023

Sonnet BioTherapeutics Holdings, Inc.

100 Overlook Center, Suite 102

Princeton, New Jersey 08540

Ladies and Gentlemen:

We have acted as counsel for Sonnet BioTherapeutics Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”), including a related prospectus filed with the Registration Statement (the “Prospectus”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the offer and sale by the selling stockholders identified therein of up to 5,150,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). Such shares of Common Stock consist of (i) 5,000,000 shares of Common Stock (the “Common Warrant Shares”) issuable upon exercise of certain warrants to purchase Common Stock (the “Common Warrants”) and (ii) 150,000 shares of Common Stock (the “PA Warrant Shares” and together with the Common Warrant Shares, the “Warrant Shares”) issuable upon the exercise of certain warrants issued to our placement agent (the “PA Warrants” and together with the Common Warrants, the “Warrants”) described in the Registration Statement, which are currently issued and outstanding.

In connection with rendering this opinion, we have examined the Certificate of Incorporation, as amended and the Amended and Restated Bylaws of the Company, as amended, the forms of the Warrants and such other corporate records, agreements, documents and instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and we have made such inquiries of such officers and representatives, as we have deemed necessary or appropriate for the purposes of this opinion.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to certain questions of fact material to this opinion, we have relied upon certificates or comparable documents of officers and representatives of the Company and have not sought to independently verify such facts.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that, when issued in accordance with the terms of the respective Warrants, the Warrant Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware (including reported judicial decisions interpreting the General Corporation Law of the State of Delaware), and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving such consents, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Very truly yours,

/s/Lowenstein Sandler LLP

Lowenstein Sandler LLP,